Exhibit 99.1

J. Alexander’s Corporation Reports Results for First Quarter of 2012 Fiscal Year

Net Income Rises 128% To Record Mark

NASHVILLE, Tenn.--(BUSINESS WIRE)--May 2, 2012--J. Alexander’s Corporation (NASDAQ: JAX) today reported operating results for the first quarter ended April 1, 2012.

Highlights of the first quarter of 2012 compared to the first quarter of 2011 were as follows:

  Net sales increased 4.8% to $42,711,000 from $40,749,000.
  Average weekly same store sales per restaurant increased by 4.5% on a quarter-to-quarter basis.
  Restaurant operating margins(1) increased to 13.6% from 10.4%.
  Income before income taxes increased by 100.9% to $2,757,000 in the first quarter of 2012 compared to $1,372,000 in the first quarter of 2011.
  Net income increased by 128% to $2,421,000, or $.39 per diluted share, compared to net income of $1,062,000, or $.18 per share, in the first quarter of 2011.
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(1) Net sales minus total restaurant operating expenses divided by net sales

Commenting on the first quarter of fiscal 2012, Lonnie J. Stout II, Chairman, President and CEO, said, “We are extremely pleased with our overall performance. Net income was the highest of any first quarter since the creation of the J. Alexander’s concept in 1991. We continued the positive sales momentum from last year and achieved our tenth consecutive quarter of same store sales gains.”

J. Alexander’s Corporation posted average weekly same store sales per restaurant of $99,600 in the first quarter of 2012, an increase from $95,300 in the first quarter of 2011. The Company’s average weekly sales per restaurant for the first quarters of 2012 and 2011 were the same as the same store averages because all restaurants are currently in the same store base.

Stout said that first quarter results benefitted from a number of profitability initiatives implemented by the Company in 2011. “As a percentage of net sales, we were able to substantially lower our cost of sales while at the same time reducing operating expenses and holding the line on labor costs.”

Stout pointed out that part of J. Alexander’s Corporation’s reduction in food cost expense was based on favorable purchasing contracts on selected items, including a significant reduction in the price paid for salmon. He also noted that prices paid for produce were generally significantly lower than in the prior year’s quarter. “We also took an approximate 2% price increase late in the fourth quarter that offset some of the input cost increases incurred earlier in the year,” he said.

J. Alexander’s Corporation has added several lower food cost items to menus in many of the Company’s restaurants. These items include upscale tacos and flatbreads, both of which have strong appeal to younger guests of J. Alexander’s.

Beef prices paid by the Company did increase by almost 20% compared to the prior year. However, the effect of menu price increases and lower prices paid for certain other food commodities, combined with other actions by the Company to lower food costs, more than offset the effect of the higher beef prices. Cost of sales decreased to 31.5% of net sales for the first quarter of 2012 from 33% of net sales in the corresponding quarter of the previous year.

The Company’s average weekly guest counts on a same store basis decreased by 0.9% in the first quarter of 2012 compared to the corresponding quarter of 2011. The average guest check, including alcoholic beverage sales for the quarter, was an estimated $28.13 and increased by approximately 5.3% from the prior year’s comparable quarter. The estimated effect of menu price increases for the first quarter was approximately 4.2% compared to the first quarter of 2011.

The Company’s total labor and related costs for the first quarter of 2012 decreased to 32.2% of net sales from 32.4% of net sales in the prior year first quarter. Other restaurant operating expenses decreased to 19.3% of net sales from 20.6% of net sales.

Fiscal 2012 Outlook

Commenting on the balance of fiscal 2012, Stout said that J. Alexander’s Corporation expects continued improvement in the Company’s same store sales and restaurant operating performance, but remains guarded in its outlook because of its concern over fuel prices and uncertainty in beef market prices, which have remained significantly higher than for the same period of the previous year.

“While cautious in our outlook due to fuel and commodity issues, we do think that consumer confidence is strengthening and we believe the economy is on the mend. We also believe that the upscale casual dining niche will continue to perform well this year and that we are well positioned to continue to improve our profitability.”

Stout said that J. Alexander’s Corporation will remain intently focused on operational execution in its restaurants. “We will avoid any discounting, a policy we strictly followed during the recession. Instead, we believe our narrow focus on quality food and professional service will continue to benefit us as it has during the last several quarters. Providing the best possible dining experience for our guests is the way to build sales and profitability and, in turn, improve performance in all 33 of our J. Alexander’s restaurants.”

About J. Alexander’s Corporation

J. Alexander’s Corporation operates 33 J. Alexander’s restaurants in thirteen states: Alabama, Arizona, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. J. Alexander’s is an upscale, contemporary American restaurant known for its wood-fired cuisine. The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts. J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.

J. Alexander’s Corporation is headquartered in Nashville, Tennessee.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors. These risks, uncertainties and factors include the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under varying economic conditions, which could worsen, potentially resulting in additional asset impairment charges and/or restaurant closures and charges associated therewith; the effect of higher gasoline prices or commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; the potential impact of mandated food content labeling and disclosure legislation; costs that may be incurred in connection with the contested election of directors; expenses incurred if the Company is the subject of claims or litigation, including matters resulting from complaints or allegations from current, former or prospective employees, or increased governmental regulation; the impact associated with recently passed federal health care reform legislation, including the operating costs necessary to comply with applicable health care benefit requirements; the impact of tax audits conducted by the Internal Revenue Service and various state tax authorities; increases in the minimum wage the Company is required to pay; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s new restaurants with its existing restaurants in the same vicinity; fluctuations in the Company’s operating results which could affect compliance with its debt covenants and ability to borrow funds; conditions in the U.S. credit markets and the availability of bank financing on acceptable terms; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and The NASDAQ Stock Market. These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.

J. Alexander's Corporation and Subsidiaries Consolidated Statements of Income (Unaudited in thousands, except per share amounts)

	Quarter Ended
	April 1	April 3
	2012	2011

Net sales	$42,711	$40,749
Costs and expenses:
Cost of sales	13,467	13,452
Restaurant labor and related costs	13,745	13,204
Depreciation and amortization of restaurant property and equipment	1,452	1,466
Other operating expenses	8,224	8,407
Total restaurant operating expenses	36,888	36,529
General and administrative expenses	2,685	2,444
Operating income	3,138	1,776
Other income (expense):
Interest expense	(403)	(424)
Other, net	22	20
Total other expense	(381)	(404)
Income before income taxes	2,757	1,372
Income tax provision	336	310
Net income	$2,421	$1,062

Earnings per share:
Basic earnings per share	$.40	$.18
Diluted earnings per share	$.39	$.18

Weighted average number of shares:
Basic earnings per share	5,994	5,978
Diluted earnings per share	6,180	6,058

J. Alexander's Corporation and Subsidiaries Consolidated Statements of Income Percentages of Net Sales (Unaudited)

	Quarter Ended
	April 1	April 3
	2012	2011
Net sales	100.0%	100.0%
Costs and expenses:
Cost of sales	31.5	33.0
Restaurant labor and related costs	32.2	32.4
Depreciation and amortization of restaurant property and equipment	3.4	3.6
Other operating expenses	19.3	20.6
Total restaurant operating expenses	86.4	89.6
General and administrative expenses	6.3	6.0
Operating income	7.3	4.4
Other income (expense):
Interest expense	(0.9)	(1.0)
Other, net	0.1	—
Total other expense	(0.9)	(1.0)
Income before income taxes	6.5	3.4
Income tax provision	0.8	0.8
Net income	5.7%	2.6%

Note: Certain percentage totals do not sum due to rounding.

Average Weekly Sales Information:

Average weekly sales per restaurant	$99,600	$95,300
Percent change	4.5%

Same store weekly sales per restaurant	$99,600	$95,300
Percent change	4.5%

J. Alexander's Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited in thousands)

	April 1	January 1
	2012	2012
ASSETS
Current Assets
Cash and cash equivalents	$9,330	$7,917
Other current assets	9,797	9,493
Total current assets	19,127	17,410

Other assets	1,892	1,797
Property and equipment, net	71,865	71,955
Deferred income taxes	152	152
Deferred Charges, net	391	416
	$93,427	$91,730

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$12,437	$13,068
Long-term debt and capital lease obligations	17,055	17,356
Other long-term liabilities	11,645	11,521
Stockholders’ equity	52,290	49,785
	$93,427	$91,730

CONTACT:
J. Alexander’s Corporation
R. Gregory Lewis, 615-269-1900